May 31, 2005

Wm. Christopher Gorog
Napster, Inc.
9044 Melrose Ave.
Los Angeles, CA 90069

Dear Chris:

You and Napster, Inc. (the “Company”) are parties to that certain employment agreement effective as of August 15, 2003 (the “Agreement”). The Agreement provides for the acceleration of outstanding options to purchase the Common Stock of the Company held by you in the event of a Change of Control (as such term is defined in the Agreement). Recently, the Compensation Committee of the Board of Directors of the Company has approved the granting of restricted stock to the employees of the Company. At the time of the Agreement, there were no restricted stock grants outstanding under any of the Company’s equity incentive plans. The Company and the Compensation Committee, on behalf of the Company’s Board of Directors, agree that all equity compensation should be treated similarly under the Agreement. Therefore, on behalf of the Company and its Board of Directors, this letter will confirm that, for purposes of the acceleration provisions of the Agreement, any restricted stock granted to you by the Company will be treated the same as outstanding stock options. All other provisions of the Agreement will remain in full force and effect.

Sincerely,

/S/ WILLIAM E. GROWNEY, JR.

William E. Growney, Jr.
Secretary

Accepted:   /S/ WM. CHRISTOPHER GOROG       Date:  May 31, 2005